Exhibit 10-b-7

DESCRIPTION OF PERFORMANCE GOALS

ESTABLISHED IN CONNECTION WITH 2007-2009 CASH PERFORMANCE PLAN UNDER THE 1997 LONG-TERM INCENTIVES PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc., established a cash performance plan for the three-year performance period ending September 30, 2009, under Section 7C of the 1997 Long-Term Incentives Plan, as amended. Target cash awards were established for each grantee based on his salary grade. Payouts under the performance plan, which can range from 0% to 300% of each individual’s target award, are dependent on ArvinMeritor’s total shareholder return (defined as cumulative stock price appreciation plus dividends) compared to that of other automotive suppliers over the performance period. Payouts are also adjusted by applying a stock price multiplier, which can range from 50% to 200%, that measures the change in ArvinMeritor’s stock price over the three-year period.